UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of report (Date of earliest event reported) August 14, 2015

AT&T INC.
(Exact Name of Registrant as Specified in Charter)

Delaware	1-8610	43-1301883
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

208 S. Akard St., Dallas, Texas	75202
(Address of Principal Executive Offices)	(Zip Code)

Registrant's telephone number, including area code (210) 821-4105

__________________________________
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

 ☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
 ☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
 ☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240-14d-2(b))
 ☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01  Other Events.

On August 13, 2015, DIRECTV Holdings LLC and DIRECTV Financing Co., Inc. (together, "DIRECTV"), subsidiaries of the registrant, AT&T Inc. ("AT&T"), and AT&T provided, as applicable, irrevocable notice to The Bank of New York Mellon as trustee (the "Trustee"), to redeem all the outstanding:

(1)	AT&T 0.800% Global Notes due December 1, 2015 with CUSIP number 00206RBL5;
(2)	AT&T 0.900% Global Notes due February 12, 2016 with CUSIP number 00206RBR2;
(3)	DIRECTV 3.125% Senior Notes due February 15, 2016 with CUSIP number 25459HAV7; and
(4)	DIRECTV 3.500% Senior Notes due March 1, 2016 with CUSIP number 25459HAY1;

each in accordance with the terms of the applicable Indenture with the Trustee. The redemption date for each issue will be September 14, 2015, and the redemption amount for each issue will be determined on September 9, 2015.

AT&T expects the aggregate cash payment for the redemptions listed above to be approximately $4.29 billion, including principal of $4.25 billion, accrued interest of $7 million, and an estimated call premium of approximately $33 million. The redemptions of these debt issuances are expected to be funded by cash on hand.

In addition, AT&T provided notice to Mizuho Bank, Ltd. ("Mizuho") that AT&T will make an optional prepayment of advances on September 2, 2015 in the amount of $1.0 billion of the amount outstanding under the $2.0 billion Term Loan Credit Agreement by and between AT&T and Mizuho.

In addition, AT&T states that capital spending is expected to be in the 15 percent range of service revenues or lower from 2016 through 2018.

CAUTIONARY LANGUAGE CONCERNING FORWARD-LOOKING STATEMENTS

Information set forth in this filing contains financial estimates and other forward-looking statements that are subject to risks and uncertainties, and actual results may differ materially. A discussion of factors that may affect future results is contained in AT&T's filings with the Securities and Exchange Commission. AT&T disclaims any obligation to update or revise statements contained in this filing based on new information or otherwise.

Signature
Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AT&T INC.

Date: August 14, 2015	By: /s/ Paul W. Stephens Paul W. Stephens Senior Vice President and Controller